                                                                       Exhibit A

                AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENTS

     THIS AMENDMENT (this "Amendment") to the Transfer Agency and Services
Agreements dated as of October 1, 2003 and / or November 8, 2004 (collectively, the "Agreements" or the "Agreement") by and between PFPC INC., a Massachusetts corporation ("PFPC"), and each of the Domini Social Investment Trust, Domini
Advisor Trust and Domini Institutional Trust (hereafter, collectively and individually referred to, along with their agents, as the "Fund" or "Funds") is made as of September 5, 2007. Capitalized terms used but not defined herein shall have the same meaning as in the Agreement.

     1. Services. In addition to the services set forth in the Agreement, PFPC shall provide to the Fund the services set forth in Exhibit A hereto relating to the obligations of the Fund under SEC Rule 22c-2 under the Investment Company
Act of 1940, as amended ("Rule 22c-2"), and the Fund will pay to PFPC the fees and charges in respect of such services set forth in Exhibit B hereto. The Fund and/or DSIL Investment Services LLC "(DSILD") on behalf of each Fund has entered and may enter into further agreements with financial intermediaries
(collectively, "Financial Intermediaries") under the terms of which such
Financial Intermediaries will be instructed to provide data to PFPC pursuant to
Rule 22c-2 relating to transactions in the Fund's shares. A form of such notice to be provided by the Fund to each Financial Intermediary is attached as Exhibit
C hereto. PFPC shall not be liable to the Fund, its investors or any agents of the Fund, including its investment advisor(s), for any errors or omissions in any data provided to PFPC by any Financial Intermediaries or for compliance by the Fund with SEC Rule 22c-2, to the extent that PFPC is not at fault. PFPC's sole obligation under this Section 1 shall be to accurately provide the Fund with timely access to information relating to transactions in the Fund's shares based solely on information provided to PFPC by Financial Intermediaries.

     2. Systems. In providing the services described in Exhibit A hereto, PFPC may, pursuant to licenses or other agreements (collectively, "Third Party
Agreements") with one or more unrelated parties (collectively, "Third Party
Providers"), utilize information, data, technology and systems (collectively,
"Third Party Systems") licensed or otherwise provided to PFPC by such Third
Party Providers. PFPC represents and warrants that it and the Third Party
Providers currently are and will remain, during the term of this Amendment, the sole owners of (or have or will obtain valid licenses for) the hardware, software, technology and systems comprising the Rule 22c-2 system being provided for use by the Funds herein. The Fund will not use or disclose any confidential information relating to Third Party Systems.

     3. Indemnification. The Fund agrees to indemnify, defend and hold harmless
PFPC and its affiliates, including their respective officers, directors, agents and employees(collectively, "PFPC persons"), from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys'
fees and disbursements and liabilities arising under the securities laws, rules and regulations of the United States (including SEC Rule 22c-2) or of any state and any foreign country) ("Claim") arising

directly or indirectly from any action or omission to act which PFPC takes or fails to take in connection with the provision of services to the Fund hereunder, to the extent that PFPC and PFPC persons are not at fault. Neither
PFPC, nor any PFPC persons, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or PFPC persons' own willful misfeasance, bad faith, negligence or reckless disregard in the performance of PFPC's activities under this Amendment, material breach of this
Agreement, or the breach of any representation or warranty herein by PFPC. PFPC agrees to indemnify, defend and hold harmless the Funds and their affiliates, including their respective officers, directors, agents and employees, from all
Claims arising directly or indirectly from PFPC's or PFPC persons' own willful misfeasance, bad faith, negligence or reckless disregard in the performance of their activities under this Agreement, or the breach of any representation or warranty of PFPC made herein. The provisions of this Section 3 shall survive termination of this Amendment.

     4. Responsibility of PFPC.

          (a) PFPC shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto.
     PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Amendment. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this
     Amendment to the extent such damages arise out of PFPC's willful misfeasance, bad faith, negligence or reckless disregard of such duties, or the breach of any representation or warranty of PFPC made herein.

          (b) Notwithstanding anything in this Amendment to the contrary, (i)
     PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God;
     action or inaction of civil or military authority; public enemy; war;
     terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature;
     or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information from an officer of the Fund which PFPC reasonably believes to be genuine.

          (c) Notwithstanding anything in this Agreement to the contrary, neither PFPC, Fund nor their affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such party or its affiliates

          (d) Neither party may assert a cause of action against the other or any of its affiliates that allegedly occurred more than two (2) years immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

          (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

          (f) The provisions of this Section 4 shall survive termination of the
     Agreement and this Amendment.

          (continued on next page)

     5. Effective Date / Term of Amendment. This Amendment shall be effective as of the date hereof. Except as set forth in this Amendment, the Agreement shall continue in full and effect in accordance with its terms. This
     Amendment shall have a term concurrent with the Agreement. If neither party provides a written notice of non-continuance beyond the original term, this
     Amendment shall renew for one (1) year periods in accordance with the continuance procedures set forth in the Agreement. However, termination of this Amendment need not be concurrent with termination of the Agreement, and this Amendment may be terminated independent of the Agreement and vice versa.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        PFPC INC.

                                        By: /s/ Michael DeNofrio
                                            ------------------------------------
                                        Name: Michael DeNofrio
                                        Title: Executive V.P.

                                        Domini Social Investment Trust

                                        By: /s/ Maurizio Tallini
                                            ------------------------------------
                                        Name: Maurizio Tallini
                                        Title: Vice President & CCO

                                        Domini Advisor Trust

                                        By: /s/ Maurizio Tallini
                                            ------------------------------------
                                        Name: Maurizio Tallini
                                        Title: Vice President & CCO

                                        Domini Institutional Trust

                                        By: /s/ Maurizio Tallini
                                            ------------------------------------
                                        Name: Maurizio Tallini
                                        Title: Vice President & CCO

                                    EXHIBIT A
                                    SERVICES

o    The PFPC 22 c-2 system (the "System") is intended to enable the Fund to manage data requests to, and to access and analyze data provided by,
     Financial Intermediaries as required by SEC Rule 22c-2.

o    Pursuant to agreements between the Fund and Financial Intermediaries,
     Financial Intermediaries will deliver to PFPC, in electronic format, information on transactions effected in Fund shares.

o    The Fund may use the System to access data that is provided to PFPC by
     Financial Intermediaries or that is otherwise available to PFPC through
     NSCC for Financial Intermediaries that are NSCC members. The Fund may also use the System to request data from non-NSCC members.

o    The System is intended to be generally available to the Fund from 8:00 am to 6:00 pm Eastern Time during regular trading days, subject to periodic unavailability due to maintenance, upgrades, testing and potential System failures.

o    PFPC will work with the Fund to develop an implementation program with the objective of launching the System not later than the effective date of SEC
     Rule 22c-2. The implementation program will seek to identify and access sources of relevant data, including identification of omnibus accounts,
     Financial Intermediaries, NSCC membership status, CUSIPs, Fund shareholder accounts and Fund trading and redemption policies as set forth in the
     Fund's SEC registration statement and prospectuses. Designated representatives of the Fund will have access to the System. The System will be tested and de-bugged as necessary

o    The System implementation schedule will vary depending on the profile and requirements of the Fund, but is estimated to take at least 3-6 weeks. PFPC will provide project oversight and coordination, planning and review. PFPC will also assist the Fund in testing the System and training designated
     Fund representatives in use of the System.

o    PFPC will consider enhancements and improvements on request, with fees at rates to be negotiated.

                                    EXHIBIT B
                                FEES AND CHARGES

This Fee Schedule Summary represents the pricing as set forth at date of contract execution.

Implementation Fee:              $175 per hour not to exceed $25,000. (See
                                 Exhibit A for implementation services)

Monthly Base Fee:                Year 1: $3,000 (to begin first day of initial
                                 download and this fee shall not be prorated for
                                 any partial months)

                                 Subsequent Years: $4,000

Transaction Storage Fee:         $275 per month per million transactions (or
                                 fraction thereof) stored (will be invoiced
                                 monthly)

Customized system
development (if applicable):     $200 per hour (will be invoiced as incurred)

Training:                        Training will be completed via various webcast
                                 sessions.

Non Standard Data
Processing Charge:               Will be quoted upon request.

Out of Pocket expenses:          Will include NSCC data charges per transaction.
                                 Out of pocket expenses not detailed above will
                                 be invoiced as incurred. Services requested
                                 over and above those contained within this
                                 agreement would be evaluated at the time of
                                 request.

                                    EXHIBIT C
                     NOTIFICATION TO FINANCIAL INTERMEDIARY

A copy of the following letter (or a letter in substantially the same form)
shall be used by Fund to notify each relevant Financial Intermediary that it is to send Shareholder Data to PFPC.

To: Financial Intermediary

RE: Compliance with Securities and Exchange Commission Rule 22c-2 under the
Investment Act of 1940, as Amended (the "Rule")

This letter is being sent to you (sometimes referred to as "Financial
Intermediary") pursuant to and subject to that certain Information Sharing
Agreement ("the ISA") that has been executed by and between us. This letter relates to and applies to the Domini mutual funds (the "Funds") for which you are a Financial Intermediary. Please accept this letter as our authorization for the following:

1. PROVIDING OF SHAREHOLDER DATA. Financial Intermediary shall provide PFPC
Inc., agent of the Funds, such information and take such action, as may be required pursuant to the Rule (the "Shareholder Data"), so as to allow the Funds to comply with the Rule, for the continuing period starting from the date of this notice letter.

2. FORM AND TIMING OF RESPONSE. Financial Intermediary agrees to transmit electronically (without any cost or charge to PFPC Inc. and pursuant only to those charges agreed upon by DSIL Investment Services LLC in the ISA) the requested Shareholder Data to PFPC Inc. (or an entity further designated by PFPC
Inc.).

3. DEFINITIONS. For purposes of this Letter Agreement:

     A. The term "Funds" includes the fund's principal underwriter and transfer agent. The term not does include any "excepted funds" as defined in SEC Rule
22c-2(b) under the Investment Company Act of 1940.

     B. The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Funds under the Investment
Company Act of 1940 that are held by the Financial Intermediary.

     C. The term "Shareholder" means the beneficial owner of Shares, whether the
Shares are held directly or by the Financial Intermediary in nominee name.
[EDITOR'S NOTE: THIS DEFINITION CAN BE TAILORED TO ADDRESS THE TYPE OF SHARES AT
ISSUE, E.G., RETIREMENT PLAN PRODUCTS, INSURANCE PRODUCTS, ETC.]

Should you have any questions, please contact ________________at ___________.
_______________

                                        Sincerely,

                                        ----------------------------------------
                                        Chief Compliance Officer
                                        DSIL Investment Services LLC